MASCOTECH
                                                     CONTACT:  Kenneth J. Zak
                                                               (313)792-6386

FOR IMMEDIATE RELEASE                                      February 17, 1998




                  MASCOTECH, INC. ADOPTS STOCKHOLDER RIGHTS PLAN


      Taylor, Michigan -- February 17, 1998 -- MascoTech announced today that its Board of Directors has adopted a Stockholder Rights Plan designed to enhance the Board's ability to protect stockholders against, among other things, unsolicited attempts to acquire control of MascoTech that do not offer an adequate price to all stockholders or are otherwise not in the best interests of its stockholders. MascoTech said that the Plan was not adopted in response to any stock acquisition plans or proposals of others.

      Under the Plan each common stockholder at the close of business on February 27, 1998 will receive a dividend of one right for each share of Common Stock held. However, as is the case with similar Stockholder Rights Plans adopted by many other companies, the rights are not exercisable until after a person has become the beneficial owner of 15% or more of MascoTech's Common Stock or commenced a tender or exchange offer which would result in such ownership. Once a person acquires such ownership, the rights would permit MascoTech stockholders, other than the acquiring person, to purchase additional Common Stock at a substantial discount to its then current market price. The rights would expire in ten years, unless earlier exchanged or redeemed.

      Visit MascoTech's website at http://www.mascotech.com. MascoTech's press releases are also available through Company News On-Call by fax, 800-758-5804, extension 535375, or http://www.prnewswire.com.